State of Delaware

Secretary of State

Division of Corporations

Delivered 05:16 PM 08/08/2019

FILED 05:16 PM 08/08/2019

SR 20196424812 – File Number 6898979

CERTIFICATE OF CORRECTION

OF THE

CERTIFICATE OF INCORPORATION

OF

IMAC HOLDINGS, INC.

IMAC HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is IMAC Holdings, Inc. (the “Corporation”).

2. That a Certificate of Incorporation of IMAC Holdings, Inc., a Delaware corporation, was filed by the Secretary of State of Delaware on May 23, 2018 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the said Certificate is present within “ARTICLE VIII” thereof, which erroneously omitted the final sentence of “ARTICLE VIII” and read as follows:

“ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine as such doctrine exists under the law of the State of Delaware.”

4. “ARTICLE VIII” of the Certificate of Incorporation is corrected to read in its entirety as follows:

“ARTICLE VIII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on behalf of the Corporation, (B) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (C) any action asserting a claim arising pursuant to any provision of the DGCL, or (D) any action asserting a claim governed by the internal affairs doctrine as such doctrine exists under the law of the State of Delaware. However, this sole and exclusive forum provision will not apply in those instances where there is exclusive federal jurisdiction, including but not limited to certain actions arising under the Securities Act or the Exchange Act.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be executed by an authorized officer, this 8th day of August, 2019.

IMAC HOLDINGS, INC.

By:	/s/ Jeffrey S. Ervin
Name:	Jeffrey S. Ervin
Title:	Chief Executive Officer